Exhibit 10.8

Execution Copy

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT A CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***].

Shop Your Way Rewards Retail Establishment Agreement

Between

Sears Holdings Management Corporation

And

Sears Hometown and Outlet Stores, Inc.

August 8, 2012

Execution Copy

Table of Contents

I.	Definitions.		1

II.	Term.		1

III.	The Program.		1

IV.	Program Authorizations; Program is Exclusive.		2

V.	Transaction Information.		2

VI.	Points.		3
	A.	Issuance of Points.	3
	B.	Bonus Point Offers.	3
	C.	Points Issuance Fee.	3
	D.	Redemption of Points.	3
	E.	Reimbursement Upon Redemption.	3
	F.	Expiration of Points.	4
	G.	Reconciliation and Payment.	4
	H.	Differentiation.	4
	I.	Permits and Taxes.	4

VII.	Services; Marketing.		4
	A.	Marketing by SHMC for SHO.	4
	B.	SHMC’s Other Marketing.	5
	C.	SHO Email Obligation.	5

VIII.	License to Use Marks		6
	A.	SHMC Marks.	6
	B.	SHO Marks.	6
	C.	Injunctive Relief.	6

IX.	Enrollment of New Members.		6

X.	Ownership of Data.		7

XI.	Confidentiality.		7
	A.	Confidential Business Information.	7
	B.	Exceptions.	7
	C.	Confidential Personal Information.	8
	D.	Data Security.	8
	E.	Unauthorized Use or Disclosure of Confidential Information.	8
	F.	Return of Confidential Information.	8
	G.	Publicity.	9

i

Execution Copy

XII.	Termination.		9
	A.	General.	9
	B.	Termination for Convenience.	9
	C.	Termination in Response to a Termination of another Agreement.	9
	D.	Obligations at Termination or Expiration.	10

XIII.	Books and Records; Audits.		10

XIV.	SYW Operating Committee; Dispute Resolution.		10
	A.	SYW Operating Committee.	10
	B.	Dispute Resolution.	11

XV.	Representations and Warranties; Covenants of SHO.		12
	A.	Representations and Warranties of SHO.	12
	B.	Representations of SHMC.	14
	C.	Covenants of SHO.	15
	D.	Covenants of SHMC.	16

XVI.	Indemnification.		16
	A.	SHO Indemnification of SHMC.	16
	B.	SHMC’s Indemnification of SHO.	17
	C.	Procedures.	18
	D.	Notice and Additional Rights and Limitations.	19

XVII.	Disclaimer.		19

XVIII.	Exclusion of Consequential Damages; Limitation of Liability.		19

XIX.	Force Majeure.		19

XX.	Notice.		20

XXI.	Relationship of Parties.		20

XXII.	Expenses.		20

XXIII.	No Third Party Beneficiaries.		20

XXIV.	Severability.		20

XXV.	No Waiver.		21

XXVI.	Cumulative Rights.		21

XXVII.	Construction.		21

XXVIII.	Further Assurances.		21

ii

Execution Copy

XXIX.	Survival.		21

XXX.	Entire Agreement; Modifications.		21

XXXI.	Glossary.		22

XXXII.	Assignment.		23

XXXIII.	Counterparts.		23

XXXIV.	Good Faith and Fair Dealing.		23

XXXV.	Condition Precedent to the Effectiveness of this Agreement.		23

XXXVI.	Governing Law; Jurisdiction; Waiver of Jury Trial.		24
	A.	Governing Law.	24
	B.	Jurisdiction.	24
	C.	Waiver of Jury Trial.	24

Appendices

iii

Execution Copy

Shop Your Way Rewards Retail Establishment Agreement

August 8, 2012

This Shop Your Way Rewards Retail Establishment Agreement (this “Agreement”) is between Sears Holdings Management Corporation (“SHMC”) and Sears Hometown and Outlet Stores, Inc. (“SHO”). Each party to this Agreement is sometimes referred to herein as a “Party” and collectively as the “Parties.”

Recitals

A. SHMC maintains a rewards Program known as the Shop Your Way RewardsSM Program (the “Program”). The Program provides members with rewards points associated with purchases of merchandise and services at participating retail establishments, which points may be redeemed for merchandise or services at selected establishments; and

B. SHO wishes to enroll in the Program so that SHO’s customers who are Program members may earn and redeem Points with respect to merchandise at SHO’s stores and websites all in accordance with the “Terms and Conditions of the ShopYourWay Rewards Program” in effect from time to time. The Terms and Conditions in effect as of the Effective Date are attached to this Agreement as Appendix R.B (as from time to time amended and interpreted by SHMC the “Program Terms and Conditions”).

Terms and Conditions

In consideration of the mutual covenants and promises in this Agreement and other good and valuable consideration, the receipt and sufficiency of which each Party acknowledges, the Parties agree as follows:

I. Definitions. Section XXXI of this Agreement, which begins on page 22, includes a glossary of defined terms.

II. Term. The term of this Agreement (the “Term”) will begin immediately following the “Rights Closing Effective Time” specified in the Separation Agreement (the “Separation Agreement”) to be executed and delivered by SHO and Sears Holdings Corporation (“SHLD”) (the date on which the Rights Closing Effective Time occurs, the “Effective Date”) and will end, unless terminated earlier, on the tenth anniversary of the Effective Date. The day that becomes the Effective Date will be inserted on Appendix II after the Effective Date has occurred.

III. The Program. SHMC will control and be responsible in all respects for the operation and administration of the Program including (A) the Program Terms and Conditions and the other terms and conditions of the Program, (B) the terms and conditions of advertising and promoting the Program, (C) maintenance and retention of Program records, (D) the terms and

Execution Copy

conditions of earning and redemption of Points by Members, (E) providing the Program to Members as advertised, and (F) any and all obligations and liabilities to Members regarding the offering and fulfillment of the Program. Subject to applicable law and the next two sentences, SHMC may amend or modify the Program at any time at its discretion. If an amendment or modification applies on a non-discriminatory basis to all Authorized Vendors and all Authorized Providers (a “Complying Change”) and has a material adverse effect on SHO, SHO will provide prompt written notice to SHMC, and SHMC will use commercially reasonably efforts to provide an accommodation for SHO’s approval and consent, which consent SHO will not unreasonably withhold. If SHMC is unable or unwilling to provide the accommodation, then the Complying Change will not be binding on SHO. SHMC’s interpretations of the Program Terms and Conditions will be final and binding absent manifest error. SHMC will operate the Program in compliance with applicable law including with respect to the offering, marketing, advertising, and fulfillment of the Program, and applicable accounting principles.

IV. Program Authorizations; Program is Exclusive. SHMC authorizes SHO, on a non-exclusive basis and subject to and in accordance with the Program Terms and Conditions and this Agreement, (A) to represent to Members that Members may earn Points with respect to their Program-Eligible Purchases made from SHO, (B) to accept the redemption of Points as payment for Program-Eligible Purchases made from SHO in accordance with the Program Terms and Conditions, and (C) to perform all other actions authorized or required by this Agreement. Except for the Program, SHO will not participate in any rewards or points-issuance/redemption program that (A) awards, or authorizes the awarding of, points or other tangible economic benefits in connection with purchases of merchandise or services from SHO or any of its Affiliates, or (B) authorizes SHO or any of its Affiliates to accept the redemption of points or other tangible economic benefits as payment with respect to purchases of merchandise or services from SHO or any of its Affiliates.

V. Transaction Information.

A. Delivery. SHO will deliver to SHMC, using delivery methods specified by SHMC from time to time, all information with respect to Program-Eligible Purchases made from SHO by Members including but not limited to the following: Member Number; merchandise or service purchased; purchase price paid; purchase location (such as particular store or online); date and time of day of purchase; associated returns, exchanges, adjustments, and related information; and tender type (not including credit card numbers) (collectively, the “Transaction Information”).

B. POS. SHO will establish, and at all times during the Term maintain, the appropriate point-of sale and related information systems to meet its enrollment obligations (the “POS System”) and use its commercially reasonable efforts to maximize enrollments. In accordance with prevailing retail-industry standards, the POS System will accurately process, record, store, and permit retrieval of all Transaction Information.

C. Format. The Transaction Information will be delivered to SHMC in the format and with the frequency, and using the secure delivery methods, in effect as of the Effective Date. SHMC may revise the format, frequency, and methods related to the delivery of the Transaction Information from time to time upon 30-days’ advance written notice to SHO.

Execution Copy

VI. Points.

A. Issuance of Points. In accordance with and subject to the Program Terms and Conditions, SHMC will issue Base Points and Bonus Points to Members’ Accounts with respect to Program-Eligible Purchases from SHO and will take all related actions as SHMC determines are appropriate with respect to such purchases (including reflecting returns, exchanges, and similar transactions) as those actions may affect the Members’ Accounts.

B. Bonus Point Offers. SHMC may make Bonus Point Offers to Members (in accordance with and subject to the Program Terms and Conditions and this Agreement) to encourage Members to make Program-Eligible Purchases from SHO. SHMC will provide notice to SHO of each upcoming Bonus Point offers, and SHO may elect not to participate in the offer by providing SHMC with a timely notice of its intent to not participate. If SHO participates in a Bonus Offer, SHO will pay a fee for all Bonus Points earned by SHO’s customers on Program-Eligible Purchases from SHO in accordance with the fee schedule on Appendix VI.C. The Parties may mutually agree in advance to conduct Bonus Points Offers specific to SHO, including Bonus Points offers that are multiples of Base Points awarded to Members for a Program-Eligible Purchase during the applicable offer period, Bonus Points award for Program-Eligible purchases that exceed a certain amount, “Lifecycle Points” awarded at specific events or milestones during Membership, or Points awarded for particular categories of brands or types of purchases.

C. Points Issuance Fee. Appendix VI.C describes the Points Issuance Fees that SHO will pay to SHMC with respect to the issuance of Base Points and Bonus Points in accordance with this Agreement, all of which fees are non-refundable regardless of the extent to which Points are redeemed. Appendix VI.C describes the conditions under which Points Issuance Fees will be subject to quarterly true-up payments from SHO to SHMC.

D. Redemption of Points. SHO will, on a non-exclusive basis, accept Points from all Members as partial or full payment for all Program-Eligible Purchases in accordance with the Program Terms and Conditions and this Agreement and regardless of the means of payment tendered by Members for any portion of Program-Eligible Purchases that are not paid for with Points and regardless of the merchandise and services purchased. SHMC may authorize, upon terms and conditions determined by SHMC in its sole discretion, additional third parties to redeem Points, including Authorized Vendors and Authorized Providers.

E. Reimbursement Upon Redemption. SHMC will reimburse SHO for Points that SHO, in accordance with the Program Terms and Conditions and this Agreement, accepts from its customers that are Members as payment for Program-Eligible Purchases at the rate or rates specified on Appendix VI.E. SHMC will continue to reimburse SHO for all Points redeemed by Members at its premises after this Agreement has terminated, until such time as all Points issued to Members for Program-Eligible Purchases made at SHO have expired.

Execution Copy

F. Expiration of Points. SHMC will have no obligation to compensate a Member or SHO for expired Points earned by Members at SHO.

G. Reconciliation and Payment. The amount or amounts that SHO owes to SHMC in accordance with this Agreement, and the amount or amounts that SHMC owes to SHO in accordance with this Agreement, will be determined by SHMC on a monthly basis, which amounts will be netted against each other. The Party that owes an amount to the other Party after the netting will remit the amount it owes to the other Party within five days of the reconciliation.

H. Differentiation. SHMC from time to time in its sole discretion may establish multiple rates for earning Base Points and Bonus Points that differentiate among Members on the basis of, or that depend on, reflect, or are affected by, factors or considerations determined by SHMC in its sole discretion, including the applicable Authorized Vendors or Authorized Providers from whom Program-Eligible Purchases are made, and Member achievement of specified levels of Program-Eligible Purchases, Qualifying Purchases, Qualifying Prescriptions, or similar criteria. SHMC from time to time in its sole discretion may establish multiple rates for redemption of Base Points and Bonus Points that differentiate among Authorized Vendors, Authorized Providers, and other participants in the Program on the basis of, or that depend on, reflect, or are affected by, factors or considerations determined by SHMC in its sole discretion, including the applicable Authorized Vendors or Authorized Providers from whom Program-Eligible Purchases are made, and achievement of specified levels of Program-Eligible Purchases, Qualifying Purchases, Qualifying Prescriptions, or similar criteria.

I. Permits and Taxes. SHO will at its own expense (i) obtain all permits and licenses required under applicable law to operate its business, and (ii) pay and discharge all applicable sales taxes and assessments which may be charged or levied, now or in the future, against SHO on any Program-Eligible Purchase made under this Agreement. Except as otherwise provided in the Tax Sharing Agreement to be executed by SHO and SHLD, each Party will be responsible for collecting and remitting their own taxes resulting from any income earned under this Agreement.

VII. Services; Marketing.

A. Marketing by SHMC for SHO.

1. All SHO marketing related to the Program will be performed by SHMC at SHO’s request as mutually agreed upon by the Parties and in accordance with, and subject to the fees described on, Appendix VII.A.1 (the “Rate Card”), which marketing is referred to as the “Program-Related Marketing.” Program-Related Marketing includes multi-media advertising, including print media, SYWR-branded social media, store signage, direct customer communications (such as targeted or un-targeted email or text messaging campaigns), sweepstakes and other contest offers, and point-of-sale messaging related to the Program. Additional marketing services with respect to the Program that do not constitute Program-Related Marketing are described in the Services Agreement between SHMC and SHO dated August 8, 2012 (the “Services Agreement”). SHMC may revise the types of Program-Related Marketing and the rates and fees defined in the Rate Card at any time upon 30-days’ prior notice to SHO. The Parties will mutually determine the frequency, targeting rules, and related

Execution Copy

parameters of all Program-Related Marketing. All Program-Related Marketing is subject to SHMC’s then-current technical capabilities, SHMC’s privacy policy, and the terms of the Rate Card. If the Parties agree on additional marketing services that are not Program-Related Marketing, the additional marketing services may be reflected in a statement-of-work amendment to this Agreement. The Parties acknowledge that SHMC will provide non-Program-related marketing (such as promotional and trigger emails) in accordance with the Services Agreement.

2. SHMC will deliver to SHO solely for its use in accordance with this Agreement (1) Program-related analytical reports with respect to SHO in the form with the type of content that SHMC provides to its business units and the business units of their Affiliates, and (2) other analyses of Transaction Data and other Member activity at SHO retail locations prepared from time to time by SHMC (together, “Monthly Member Analytics”). SHMC will include as part of the Monthly Member Analytics the identification of Members who have opted-in to receive SHO communications (“SHO Opt-ins”) and Members who SHMC has determined, based on analytical analysis of Member data, are likely to have an interest in receiving SHO communications (“Implicit Interest”). All Monthly Member Analytics are SHMC’s Confidential Business Information and are subject to the terms and conditions of Article XI.

3. SHMC offers the Personal Shopper by Shop Your WaySM program (the “Personal Shopper Program”) whereby Members can enroll to become Personal Shoppers (as defined in the Personal Shopper Program Terms and Conditions located at http://ps.shopyourway.com/terms/PersonalShopper (as amended and interpreted by SHMC from time to time in its sole discretion, the “PS T&C”)) and recommend to Clients who are Members that they purchase merchandise from SHO. With respect to each Commission payable by SHMC to a Personal Shopper as a result of a Qualifying Purchase from SHO, SHO will pay to SHMC an amount equal to the sum of (1) the Commission payable plus (2) 25 basis points on the Net Sales for which the Commission is payable. SHMC may terminate the Personal Shopper Program at any time. The terms “Clients,” “Commission,” “Net Sales,” and “Qualifying Purchase” are defined in the PS T&C.

B. SHMC’s Other Marketing. SHMC may advertise the Program generally to the extent and via advertising channels that SHMC determines are appropriate. SHMC must submit all marketing materials containing SHO Marks or referencing SHO’s participation in the Program for SHO’s prior approval, which SHO will neither unreasonably delay or withhold. Nothing in this Agreement restricts SHMC’s right to communicate Transaction Information and administrative information (such as notices of changes to the Program terms) to Members.

C. SHO Email Obligation. With respect to its own email communications SHO will comply with the CAN-SPAM Act as the Sender or Designated Sender (as defined in the act and associated rules promulgated by FTC under the Act), to the exclusion of all others, which email communication will be distinguished from email communications from SHMC and its Affiliates, as follows: (1) SHO will send its email communications a domain name that clearly indicates SHO or one of its Affiliates is the sender (such as searshometownandoutlet.com or

Execution Copy

searshomtownstores.com); (2) SHO will use SEARS HOMETOWN AND OUTLET STORES on the FROM line; (3) SHO will not use the Sears logo without including “Hometown Stores,” “Home Appliance Showroom,” or “Outlet” in SHO’s logos and branding; and (4) SHO will use in the footer of each email communication the following text for an unsubscribe link: “Click here to unsubscribe from receiving promotional email from Sears Hometown and Outlet Stores, Inc. (“SHO”). Please note that SHO is not associated with Sears, Roebuck and Co., Sears Holdings, or any of their subsidiaries.”

VIII. License to Use Marks

A. SHMC Marks. SHMC hereby grants to SHO a non-exclusive, non-transferable, royalty-free license to use, solely in connection with its participation and marketing of the Program in accordance with this Agreement, the trade names, trademarks, and service marks of SHMC (each a “SHMC Mark”), subject to SHMC’s prior review and approval of each use. SHO acknowledges that the use of any SHMC Mark will not confer upon SHO any proprietary rights to the SHMC Mark, and SHO will not question, contest, or challenge SHMC’s ownership of a SHMC Mark. SHO will not register or attempt to register any SHMC Mark, or any trade names, or trademarks similar to them. Nothing in this Agreement will be construed to bar SHMC from protecting its right to the exclusive ownership of a SHMC Mark against infringement or appropriation by any party or parties, including SHO. SHMC will have the right to control the quality and nature of the services rendered in conjunction with all SHMC Marks, and SHO will conform to the standards set by SHMC in conjunction therewith.

B. SHO Marks. SHO hereby grants to SHMC a non-exclusive, non-transferable, royalty-free license to use, solely in connection with its participation and marketing of the Program according to this Agreement, the trade names, trademarks, and service marks of SHO (each a “SHO Mark”), subject to SHO’s prior review and approval of each use. SHMC acknowledges that the use of any SHO Mark will not confer upon SHMC any proprietary rights to the SHO Marks, and SHMC will not question, contest, or challenge SHO’s ownership of the SHO Marks. SHMC will not register or attempt to register any SHO Mark, or any trade names, or trademarks similar to them. Nothing in this Agreement will be construed to bar SHO from protecting its right to the exclusive ownership of the SHO Marks against infringement or appropriation by any party or parties, including SHMC. SHO will have the right to control the quality and nature of the services rendered in conjunction with any SHO Mark, and SHMC will conform to the standards set by SHO in conjunction therewith.

C. Injunctive Relief. Each Party acknowledges that (a) the other Party’s trade names, trademarks, and service marks possess a special, unique and extraordinary character which makes it difficult to assess the monetary damage that the other Party or its affiliates would sustain in the event of unauthorized use, (b) irreparable injury would be caused to the other Party by such unauthorized use for which there would be no adequate remedy at law, and (c) injunctive relief would be appropriate with respect to any unauthorized use.

IX. Enrollment of New Members. SHMC authorizes and directs SHO to enroll new Members at the point of sale, online, via SMS, and call centers. SHO will use commercially reasonable efforts to maximize enrollments of its customers in the Program. SHO will make

Execution Copy

available to customers at the point of sale (or otherwise as agreed upon by the Parties) all marketing materials provided by SHMC, including marketing materials detailing enrollment procedures.

X. Ownership of Data. SHMC is the sole and exclusive owner of the Member list, all Member enrollment information, Member passwords, Member Numbers, and Points accounts, and SHO has, and will have, no ownership interest of any kind whatsoever in the foregoing. SHO and SHMC are joint owners of the Transaction Information except that SHMC is the sole owner of Member information derived from the Transaction Information. SHMC may use the Transaction Information to operate the Program and for all other purposes in accordance with its privacy policy and applicable law (including transfer to, and use by, third parties) without restriction. SHO may use the Transaction Information to communicate with its customers (including Members who are customers) and for the purpose of conducting its business, each in accordance with its privacy policy and applicable law, and for no other purpose of any kind whatsoever. If this Agreement or the Services Agreement is terminated and SHMC no longer provides technical or system support to SHO, SHMC will provide SHO with an electronic copy of all its Transaction Information. The electronic copy will not include any Program-specific Member data, data created or derived by SHMC from the SHO Transaction Information, or data enhancements, updates, or enrichments made by SHMC’s third party service providers, (collectively referred to here as “Summary Data”) unless SHMC, in its sole discretion, elects to provide Summary Data, subject to any licensing or contractual limitations imposed by SHMC’s third-party service providers.

XI. Confidentiality. The term “Confidential Information” as used herein will include both Confidential Business Information and Confidential Personal Information (each as defined below).

A. Confidential Business Information. All non-public information each Party shares with the other Party in connection with this Agreement, including all: business plans, strategies, forecasts, analyses, or financial information; employee information, information technology information, other proprietary information, and the terms of this Agreement (collectively, “Confidential Business Information”), will be held in strict confidence by the Party that receives the Confidential Business Information regardless of the manner or medium in which it is furnished or otherwise obtained.

B. Exceptions. Notwithstanding the provisions of Section XI.A., Confidential Business Information will not include any information that (i) is obtained from a public source, other than due to breach by such Party of this Section XI, (ii) is obtained by one Party on a non-confidential basis from a source other than the disclosing Party (provided that such source, to such party’s knowledge, was not obligated to the disclosing Party to keep such information confidential), (iii) was in one Party’s possession prior to disclosure by the other Party to it, (iv) is disclosed with the prior written consent of the disclosing Party whose information is proprietary or non-public, or (v) is independently developed by or on behalf of a Party. Subject to the next sentence, nothing contained in this Agreement will limit the right of a Party to disclose any information as required by applicable law or by any governmental authority. If in the reasonable opinion of its legal counsel a Party is required by law to disclose any Confidential Business

Execution Copy

Information of the other Party in connection with any legal proceeding relating to this Agreement or any other legal proceeding to an arbitrator, the court or other governmental authority, the receiving Party may disclose such information if it notifies the other Party within a reasonable time prior to disclosure and allows the other Party a reasonable opportunity to seek appropriate protective measures. Each Party will notify the other Party promptly upon the discovery of the loss, unauthorized disclosure, or unauthorized use of Confidential Business Information.

C. Confidential Personal Information. “Confidential Personal Information” means all information about Members, including Transaction Information and customer names, addresses, all contact information, customer lists, and demographic or financial information. Confidential Personal Information may be used only as permitted in this Agreement. Each Party is liable for all unauthorized disclosures and use of Confidential Personal Information by its Affiliates and personnel. Each Party will notify the other Party promptly upon the discovery of the loss, unauthorized disclosure, or unauthorized use of the Confidential Personal Information. All Confidential Personal Information constitutes Confidential Business Information, however, the terms of this section govern the use of any Confidential Personal Information.

D. Data Security. Each Party will establish, maintain and implement an information security program, including appropriate administrative, technical and physical safeguards, that is designed to (i) ensure the security and confidentiality of Confidential Information, (ii) protect against any reasonably anticipated threats or hazards to the security or integrity of such Confidential Information, (iii) protect against unauthorized access to or use of such Confidential Information that could result in substantial harm or inconvenience to any Member, and (iv) ensure the proper disposal of such Confidential Information. Each Party will use the same degree of care in protecting the Confidential Information of the other Party against unauthorized disclosure as it accords to its own confidential customer information, but in no event less than a reasonable standard of care.

E. Unauthorized Use or Disclosure of Confidential Information. Each Party acknowledges that any unauthorized use or disclosure of Confidential Information of the disclosing Party or a Member might cause immediate and irreparable harm to the disclosing Party for which money damages might not constitute an adequate remedy. Accordingly, each Party acknowledges that the other may seek injunctive relief to enforce the terms of this Section XI in addition to any other remedies the disclosing Party may have. Each Party will promptly (i) advise the other Party by telephone and in writing via facsimile of all security breaches that may have compromised any Confidential Information of such Party or a Member or that may have constituted an unauthorized misappropriation, disclosure, or use by any Person of the Confidential Information of the other Party or a Member, in each case which may come to its attention, and (ii) take all steps at its own expense reasonably requested by the other Party to limit, stop or otherwise remedy such misappropriation, disclosure, or use.

F. Return of Confidential Information. Upon the termination of this Agreement, each Party will return to the other Party all such Party’s Confidential Business Information, and will certify such return or destruction upon request of the other Party.

Execution Copy

G. Publicity. Each Party will refrain from making any reference to this Agreement or to the other Party in the solicitation of business, unless the other Party gives its prior written consent to such action and approves any press release or other publicity materials prior to their dissemination.

XII. Termination. Neither Party may exercise its rights in this Section XII if the Party has failed to comply with any of its material obligations in this Agreement and the failure is continuing.

A. General.

1. Subject to the next sentence, SHO or SHMC may terminate this Agreement in the event of a material breach of this Agreement by the other Party if the breach is curable by the breaching Party and the breaching Party fails to cure the breach within 30 days following its receipt of written notice of the breach from the non-breaching Party. If the breach is not curable by the breaching Party, the non-breaching Party may immediately terminate this Agreement following the non-breaching Party’s delivery of notice to the breaching Party (whichever Party is entitled to terminate, the “Terminating Party”).

2. SHMC may terminate this Agreement for cause if SHO fails to agree to a Complying Change made in accordance with Section III on or before the tenth day following SHO’s receipt of notice of the Complying Change.

3. SHMC may terminate this Agreement if a Stockholding Change occurs.

B. Termination for Convenience. Each Party may terminate this Agreement for any reason or no reason on or after the last day of the 66th full month following the Effective Date by providing the other Party with one hundred eighty (180) days’ advance written notice of the Terminating Party’s intent to terminate, which notice the Terminating Party may not deliver until after the fifth anniversary of the Effective Date. Termination in accordance with this section will be without penalty and further obligation of any kind except as provided in subsection C of this section.

C. Termination in Response to a Termination of another Agreement. Each Party may terminate this Agreement effective immediately upon 30-days’ advance written notice to the other Party if (1) the Terminating Party or any of its Affiliates terminates the Separation Agreement as a result of a material breach of, or a material default by, the other party or its Affiliates of their obligations in the Separation Agreement, (2) the Terminating Party or any of its Affiliates terminates a License Agreement in accordance with its terms as a result of a material breach of, or a material default by, the other party or its Affiliates of their obligations in the License Agreement, or (3) the Terminating Party or any of its Affiliates terminates the Merchandising Agreement dated as of August 8, 2012 between SHO and Sears, Roebuck and Co. (“SRC”), among others (the “Merchandising Agreement”) in accordance with its terms as a result of a material breach of, or a material default by, the other party or its Affiliates of their obligations in the Merchandising Agreement. “License Agreement” means each of the

Execution Copy

following, each dated August 8, 2012: the Store License Agreement between Sears Authorized Hometown Stores, L.L.C. and SRC; the Store License Agreement between Sears Home Appliance Showrooms, LLC and SRC; the Store License Agreement between Sears Outlet Stores, L.L.C. and SRC; and the Trademark License Agreement between SHO and SRC.

D. Obligations at Termination or Expiration. Upon the termination of this Agreement in accordance with Sections XII.A, B or C, or upon the expiration of this Agreement:

1. Each Party will perform, and reasonably assist the other Party in the performance of, all existing contractual obligations to Members;

2. Each Party will promptly pay all undisputed amounts owed to the other;

3. Each Party will cease use of the other party’s trade names, trademarks, and service marks, and will immediately cease use of, and destroy (or if requested return), all of the other party’s Confidential Business Information;

4. All rights granted to SHO in this Agreement will immediately terminate except to the extent necessary to enable SHO to fulfill its obligations to Members with respect to Program-Eligible Purchases, including continuing to accept all Points presented for redemption that were earned by Members for Program-Eligible Purchases made at SHO premises prior to the date of termination. SHO will provide notice to its customers that they may no longer earn Points in connection with purchases of merchandise and services from SHO after the date of termination.

XIII. Books and Records; Audits. Each Party will keep and maintain books and records that accurately reflect its operations according to industry standards, generally accepted accounting practices, and all applicable terms of this Agreement (the “Books and Records”). Each Party (the “Auditing Party”) will be permitted once each calendar year to audit the other Party’s premises, Books and Records, and methods of operation in order to determine the audited Party’s compliance with the terms of this Agreement. Audits may occur at any time during normal business hours designated by the Auditing Party. At the Auditing Party’s sole option, audits may be conducted (i) by the Auditing Party, its third-party designee, or a combination of the two, and (ii) at any location or locations reasonably specified by the Auditing Party. The audited Party will deliver copies of all Books and Records to a single audit location designated by the Auditing Party. The Auditing Party will bear the reasonable costs and expenses of each audit. Each Party will retain its Books and Records for at least five years from the date of settlement of the last audit to which the Party was subject.

XIV. SYW Operating Committee; Dispute Resolution.

A. SYW Operating Committee. The Parties will form a committee (the “SYW Operating Committee”) that will address all day-to-day operational and other issues that may arise with respect to this Agreement and all Disputes (as defined in section XIV.B.3). The SYW Operating Committee will discuss all of these issues and will attempt to resolve informally all Disputes in accordance with section XIV.B.3. The SYW Operating Committee will consist of three employees of each Party that the Party designates. The initial representatives are listed on Appendix XIV.A. Each Party may replace one or more of its representatives at any time upon

Execution Copy

notice to the other Party. Each Party will promptly fill all of its SYW Operating Committee vacancies as they arise by notice to the other Party. Unless the members of the SYW Operating Committee unanimously agree otherwise, the SYW Operating Committee will meet at least once every calendar month during the Term on the dates determined by the members of the SYW Operating Committee. If the members of the SYW Operating Committee cannot agree on a date or a time for a particular monthly meeting the meeting will occur at 1:00 p.m. Central Time on the second Thursday of the month at the offices of Sears Holdings Corporation, 3333 Beverly Road, Hoffman Estates, IL 60179 B6-D. At all times one of the members of the SYW Operating Committee will serve as the SYW Operating Committee’s Chairperson. The Chairperson will rotate among the SYW Operating Committee members on a monthly basis. The initial Chairperson is listed on Appendix XIV.A and the other SYW Operating Committee members each will serve thereafter as Chairperson, on a monthly basis, rotating between Seller’s designees and Buyer’s designees. The Chairperson (i) will request that SYW Operating Committee members provide meeting agenda items and (ii) will distribute to members, at least two business days in advance of each SYW Operating Committee meeting, an agenda for the meeting.

B. Dispute Resolution.

1. If a Dispute arises, neither Party may cease to perform any of its obligations in this Agreement in accordance with their terms or take any formal legal action (such as seeking to terminate this Agreement, seeking mediation in accordance with Section XIV.B.3., or instituting or seeking any judicial or other legal action, relief, or remedy with respect to or arising out of this Agreement) unless the Party has first (a) delivered a notice of dispute (the “Dispute Notice”) to all of the members of the SYW Operating Committee and (b) complied with the terms and conditions of this Section XIV. At the first monthly meeting of the SYW Operating Committee following the delivery of the Dispute Notice (the “Dispute Resolution Meeting”) the SYW Operating Committee will attempt to resolve all of the Disputes that are the subject of the Dispute Notice. Each Party will cause its designees on the SYW Operating Committee to negotiate in Good Faith to resolve all Disputes in a timely manner. If by the 10th calendar day following the Dispute Resolution Meeting the SYW Operating Committee has not resolved all of the Disputes (the “Resolution Failure Date”) the Parties will proceed to mediate the unresolved Disputes (“Unresolved Disputes”) in accordance with Section XIV.B.3.

2. Subject to the next sentence, “Dispute” means each claim, controversy, dispute, and disagreement between (A) on the one hand, SHO or any of its Affiliates, or any of their respective shareholders, officers, directors, agents, employees, legal representatives (including attorneys in their representative capacity), successors and assigns, and (B) on the other hand, SHMC or any of its Affiliates, employees, legal representatives (including attorneys in their representative capacity), successors and assigns, in each case arising out of or relating to a Party’s performance, or failure to perform, one or more of its obligations in this Agreement. Disputes do not include claims, controversies, disputes, or disagreements with respect to compliance with Section XI or payment obligations with respect to amounts due in accordance with the terms and conditions of this Agreement that are not reasonably in dispute.

Execution Copy

3. SHMC and SHO in Good Faith will attempt to resolve all Unresolved Disputes by non-binding mediation. SHMC and SHO will negotiate in Good Faith to determine the mediator, the mediator’s compensation and related costs, and the applicable rules for the mediation. If by the 15th day following the Resolution Failure Date SHMC and SHO have been unable to settle an Unresolved Dispute the obligations of SHMC and SHO in this Section XIV will end with respect to the Unresolved Dispute.

XV. Representations and Warranties; Covenants of SHO.

A. Representations and Warranties of SHO. To induce SHMC to permit SHO to enroll in the Program, SHO, on behalf of itself and its Affiliates, makes the following representations and warranties to SHMC, and each and all of which will be deemed to be restated and remade on each day from the Effective Date and at all times thereafter during the Term except that the representations and warranties in XV.A(7) are made solely as of the Effective Date.

1. SHO (a) is a corporation duly organized, validly existing, and in good standing under the laws of the State of its incorporation, (b) is duly licensed or qualified to do business as a corporation and is in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted or proposed to be conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary to perform its obligations required in this Agreement except to the extent that its non-compliance would not have a material adverse effect on SHO’s ability to perform its obligations in this Agreement, and (c) has all necessary licenses, permits, consents, and approvals from or by, and has made all necessary notices to, all governmental authorities having jurisdiction, to the extent required for SHO to perform its obligations under this Agreement, except to the extent that the failure to obtain such licenses, permits, consents or approvals or to provide such notices would not have a material adverse effect on SHO’s ability to perform its obligations required in this Agreement.

2. SHO has all necessary corporate power and authority to (a) execute and enter into this Agreement, and (b) perform the obligations required of SHO under this Agreement and the other documents, instruments and agreements executed by SHO pursuant hereto. The execution and delivery by SHO of this Agreement and all documents, instruments and agreements executed and delivered by SHO pursuant hereto, and the consummation by SHO of the transactions specified herein have been duly and validly authorized and approved by all necessary corporate action of SHO. This Agreement (a) has been duly executed and delivered by SHO, (b) constitutes the valid and legally binding obligation of SHO, and (c) is enforceable in accordance with its terms.

3. The execution, delivery, and performance of this Agreement by SHO, its compliance with the terms hereof, and its consummation of the transactions specified herein will not (a) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any material contract, instrument or agreement to which SHO is a party or by which it is bound, or by which SHO assets are bound, except for conflicts, breaches and defaults which would not have a material and adverse effect upon SHO’s ability to

Execution Copy

perform its obligations under this Agreement, (b) conflict with or violate the articles of incorporation or by-laws, or any other equivalent organizational document of SHO, (c) violate any applicable law, or conflict with or require any consent or approval under any judgment, order, writ, decree, permit or license, to which SHO is a party or by which it is bound or affected, except to the extent that such violation or the failure to obtain such consent or approval would not have a material and adverse effect upon SHO’s ability to perform its obligations under this Agreement, (d) require the consent or approval of any other party to any contract, instrument or commitment to which SHO is a party or by which it is bound, which consent or approval has not been obtained, except to the extent that the failure to obtain such consent or approval would not have a material adverse effect upon SHO’s ability to perform its obligations under this Agreement, or (e) require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any regulatory authority, except to the extent that the failure to obtain such consent or approval would not have a material adverse effect upon SHO, the Program or SHO’s ability to perform its obligations under this Agreement.

4. SHO is solvent.

5. Neither SHO nor any of its Affiliates is in default with respect to any contract, agreement, lease, or other instrument to which it is a party or by which it is bound, except for defaults which would not have a material and adverse effect upon SHO’s ability to perform its obligations under this Agreement, nor has SHO received any notice of default under any contract, agreement, lease or other instrument regarding a default which, if realized, would materially and adversely affect the performance by SHO of its obligations under this Agreement.

6. All of SHO’s Books and Records and the Books and Records of its Affiliates are in all material respects complete and correct and are maintained in accordance with applicable law, except to the extent that the failure to so maintain such books and records would not have a material and adverse effect upon SHO’s ability to perform its obligations under this Agreement.

7. No action, claim or any litigation, proceeding, arbitration, investigation or controversy is pending or, to the best of SHO’s knowledge, threatened against SHO or any of its Affiliates, at law, in equity, or otherwise, which, if adversely determined, could have a material and adverse effect on SHO’s ability to perform its obligations under this Agreement.

8. None of intellectual property of SHO, including SHO Marks (together the “SHO IP”), infringes on the intellectual property rights of any third parties. SHO or its Affiliates are the owners of the SHO IP and SHO has the right, power, and authority to license to SHMC and authorized designees the use of the SHO IP, and such use by such licensees in a manner approved (or deemed approved) by SHO will not (a) violate any applicable law or (b) infringe upon the rights of any third party, in either case to the extent that the infringement would have a material and adverse effect upon the Program or SHO’s ability to perform its obligations under this Agreement.

9. All data related to Program-Eligible Purchases, the Transaction Information, and product returns, exchanges, and similar information transmitted or sent by SHO to SHMC for purposes of issuing to or redeeming Points of SHO’s Members is accurate, and the result of bona fide purchases or returns, free from fraud and misrepresentations.

Execution Copy

B. Representations of SHMC. To induce SHO to enter into this Agreement and participate in the Program, SHMC, on behalf of itself and its Affiliates, makes the following representations and warranties to SHO and each and all of which will be deemed to be restated and remade on each day from the Effective Date, and at all times thereafter during the Term except that the representations and warranties in XV.B(7) are made solely as of the Effective Date.

1. SHMC (a) is a corporation duly organized, validly existing, and in good standing under the laws of the State of its incorporation, (b) is duly licensed or qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted or proposed to be conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary to perform its obligations in this Agreement except to the extent that its non-compliance would not have a material and adverse effect on SHMC or the Program or SHMC’s ability to perform its obligations in this Agreement, and (c) has all necessary licenses, permits, consents, or approvals from or by, and has made all necessary notices to, all governmental authorities having jurisdiction, to the extent required for SHMC to perform its obligations under this Agreement, except to the extent that the failure to obtain such licenses, permits, consents, or approvals or to provide such notices would not have a material and adverse effect on SHMC, the Program or SHMC’s ability to perform its obligations under this Agreement.

2. SHMC has all necessary power and authority to (a) execute and enter into this Agreement, and (b) perform all of the obligations required of SHMC under this Agreement and the other documents, instruments and agreements executed by SHMC pursuant hereto. The execution and delivery by SHMC of this Agreement and all documents, instruments and agreements executed and delivered by SHMC pursuant hereto, and the consummation by SHMC of the transactions specified herein, have been duly and validly authorized and approved by all necessary corporate action of SHMC. This Agreement (a) has been duly executed and delivered by SHMC, (b) constitutes the valid and legally binding obligation of SHMC, and (c) is enforceable in accordance with its terms.

3. The execution, delivery and performance of this Agreement by SHMC, its compliance with the terms hereof, and the consummation of the transactions specified herein will not (a) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any material contract, instrument or agreement to which SHMC is a party or by which it is bound, except for conflicts, breaches and defaults which would not have a material and adverse effect upon SHMC or the Program or SHMC’s ability to perform its obligations under this Agreement, (b) conflict with or violate the articles of incorporation or by-laws, or any other equivalent organizational document(s) of SHMC, (c) violate any applicable law, or conflict with or require any consent or approval under any judgment, order, writ, decree, permit or license, to which SHMC is a party or by which it is bound or affected, except to the extent that such violation or the failure to obtain such consent or

Execution Copy

approval would not have a material and adverse effect upon SHMC or the Program or SHMC’s ability to perform its obligations under this Agreement, (d) require the consent or approval of any other party to any contract, instrument or commitment to which SHMC is a party or by which it is bound, which consent or approval has not been obtained, except to the extent that the failure to obtain such consent or approval would not have a material and adverse effect upon SHMC’s ability to perform its obligations under this Agreement, or (e) require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any regulatory authority.

4. SHMC is solvent.

5. Neither SHMC nor any of its Affiliates is in default with respect to any contract, agreement, lease, or other instrument to which it is a party or by which it is bound, except for defaults which would not have a material and adverse effect upon SHMC or the Program or SHMC’s ability to perform its obligations under this Agreement, nor has SHMC received any notice of default under any such contract, agreement, lease or other instrument regarding a default which, if realized, would materially and adversely affect the performance by SHMC of its obligations under this Agreement.

6. All of SHMC’s Books and Records and the Books and Records of its Affiliates are in all material respects complete and correct and are maintained in accordance with applicable law, except to the extent that the failure to so maintain such books and records would not have a material and adverse effect upon the Program or SHMC’s ability to perform its obligations under this Agreement.

7. No action, claim, or any litigation, proceeding, arbitration, investigation or controversy is pending or, to the best of SHMC’s knowledge, threatened against SHMC or its Affiliates, at law, in equity or otherwise, which, if adversely determined, could have a material and adverse effect on SHMC or the Program or SHMC’s ability to perform its obligations under this Agreement, nor, to the best of SHMC’s knowledge, do facts exist which might give rise to any such proceedings.

8. None of intellectual property of SHMC, including the SHMC Marks (together the “SHMC IP”), infringes on the intellectual property rights of any third parties. SHMC or its Affiliates are the owners of the SHMC IP and SHMC has the right, power, and authority to license to SHO and authorized designees the use of the SHMC IP, and such use by such licensees in a manner approved (or deemed approved) by SHMC will not (a) violate any applicable law or (b) infringe upon the rights of any third party, in either case to the extent the infringement would have a material and adverse effect upon the Program or SHMC’s ability to perform its obligations under this Agreement.

C. Covenants of SHO. SHO makes the following covenants to SHMC, each and all of which will survive the execution and delivery of this Agreement.

1. SHO will preserve and keep in full force and effect its corporate existence.

Execution Copy

2. SHO promptly will notify SHMC if it receives written notice of any litigation that, if adversely determined, would have a material and adverse effect on the Program or SHO’s ability to perform its obligations in this Agreement.

3. Except as otherwise specified herein, SHO will enforce its rights against third parties to the extent that a failure to enforce such rights could reasonably be expected to materially and adversely affect the Program or SHO’s ability to perform its obligations in this Agreement. SHO will not enter into any agreement which, at the time such agreement is executed, could reasonably be expected to have a material and adverse effect on the Program.

4. SHO will at all times during the Term comply in all material respects with all law applicable to its activities.

5. SHO will perform all of its obligations in this Agreement competently and in Good Faith, in a professional and commercially reasonable manner, in accordance with generally accepted industry standards.

D. Covenants of SHMC. SHMC makes the following covenants to SHO, each and all of which will survive the execution and delivery of this Agreement.

1. SHMC promptly will notify SHO if it receives written notice of any litigation that, if adversely determined, would have a material and adverse effect on the Program or SHMC’s ability to perform its obligations hereunder.

2. Except as otherwise specified herein, SHMC will enforce its rights against third parties to the extent that a failure to enforce such rights could reasonably be expected to materially and adversely affect the Program or SHMC’s ability to perform its obligations hereunder. SHMC will not enter into any agreement which, at the time such agreement is executed, could reasonably be expected to have a material and adverse effect on the Program or SHMC’s ability to perform its obligations hereunder.

3. SHMC will at all times during the Term comply in all material respects with Applicable Law applicable to its activities.

4. SHMC will keep adequate records and books of account with respect to its obligations under the Program.

5. SHMC will perform all of its obligations hereunder competently and in Good Faith, in a professional and commercially reasonable manner, in accordance with generally accepted industry standards.

6. SHMC will, to the extent necessary, cause its Affiliates to comply with the terms of this Agreement.

XVI. Indemnification.

A. SHO Indemnification of SHMC. From and after the Effective Date SHO will indemnify and hold harmless SHMC, its Affiliates, their respective officers, directors, employees, agents and representatives and any Person claiming by or through any of them (collectively, the “SHMC Indemnified Parties”) from and against and in respect of any and all

Execution Copy

losses, liabilities, damages, costs and expenses of whatever nature, including reasonable attorneys’ fees and expenses and all other costs and expenses of defense (collectively, “Losses”) relating to third-party claims that are caused or incurred by, result from, arise out of, or relate to:

1. SHO’s negligence, recklessness or willful misconduct (including acts and omissions) relating to the Program;

2. Breaches and defaults by SHO or any of its Affiliates, or their respective officers, directors, employees or agents of any of the terms, conditions, covenants, representations, or warranties contained in this Agreement;

3. Actions and omissions by SHMC taken or not taken at SHO’s request or direction pursuant to this Agreement except where SHMC would have been otherwise required to take such action (or refrain from acting) absent the request or direction of SHO;

4. Fraudulent acts by SHO, its Affiliates, or their respective officers, directors employees or agents;

5. SHO’s failure to comply with applicable law unless such failure was the result of any action taken or not taken by SHO at the specific request or direction of SHMC;

6. Allegations by a third party that the use of the SHO IP or any materials or documents provided by SHO constitutes (a) libel, slander, or defamation, (b) unfair competition or misappropriation of another’s ideas or trade secret, (c) invasion of rights of privacy or rights of publicity, or (d) breach of contract or tortious interference;

7. Allegations by a third party that the use of the SHO IP or any materials or documents provided by SHO other than at SHMC’s direction constitutes infringement of intellectual property, including trademark infringement or dilution, or copyright infringement.

B. SHMC’s Indemnification of SHO. From and after the Effective Date, SHMC will indemnify and hold harmless SHO, its Affiliates, their respective officers, directors, employees, agents and representatives and any Person claiming by or through any of them (collectively, the “SHO Indemnified Parties”) from and against and in respect of any and all Losses relating to third-party claims, which are caused or incurred by, result from, arise out of or relate to:

1. SHMC’s negligence, recklessness or willful misconduct (including acts and omissions) relating to the Program;

2. Breaches and defaults by SHMC or any of its Affiliates, or their respective officers, directors, employees or agents of any of the terms, conditions, covenants, representations, or warranties contained in this Agreement;

3. SHMC’s failure to satisfy any of its obligations or liabilities to Members;

4. Actions and omissions by SHO taken or not taken at SHMC’s request or direction pursuant to this Agreement except where SHO would have been otherwise required to take such action (or refrain from acting) absent the request or direction of SHMC;

Execution Copy

5. Fraudulent acts by SHMC, its Affiliates or their respective officers, directors employees or agents;

6. Allegations by a third party that the use of the SHMC IP or any materials or documents provided by SHMC constitutes (a) libel, slander, or defamation, (b) unfair competition or misappropriation of another’s ideas or trade secret, (c) invasion of rights of privacy or rights of publicity, or (d) breach of contract or tortious interference;

7. Allegations by a third party that the use of the SHMC IP or any materials or documents provided by SHMC other than at SHO’s direction constitutes infringement of intellectual property, including trademark infringement or dilution, or copyright infringement.

C. Procedures. In case any claim is made, or any suit or action is commenced, against an SHMC Indemnified Party or a SHO Indemnified Party, the Party in respect of which indemnification may be sought under this Section XVI (including for the benefit of its officers, directors, employees, agents or representatives or any Person claiming by or through any of them) (the “Indemnified Party”) will promptly give the other party (the “Indemnifying Party”) notice thereof and the Indemnifying Party will be entitled to participate in the defense thereof and, with prior notice to the Indemnified Party given not later than twenty (20) days after the delivery of the applicable notice, to assume, at the Indemnifying Party’s expense, the defense thereof, with counsel reasonably satisfactory to such Indemnified Party. After notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party under this Section for any attorneys’ fees or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.

1. The Indemnified Party will have the right to employ its own counsel if the Indemnifying Party elects to assume such defense, but the fees and expenses of such counsel will be at the Indemnified Party’s expense, unless (a) the employment of such counsel has been authorized in writing by the Indemnifying Party, (b) the Indemnifying Party has not employed counsel to take charge of the defense within twenty (20) days after delivery of the applicable notice or, having elected to assume such defense, thereafter ceases its defense of such action, or (c) the Indemnified Party has reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party will not have the right to direct the defense of such action on behalf of the Indemnified Party), in any of which event attorneys’ fees and expenses will be borne by the Indemnifying Party.

2. The Indemnifying Party will promptly notify the Indemnified Party if the Indemnifying Party desires not to assume, or participate in the defense of, any such claim, suit or action, but such notice will not affect in any way the obligation of the Indemnifying Party in accordance with this Section XVI to indemnify and hold harmless the Indemnified Party against Losses consisting of reasonable attorneys’ fees and expenses and all other costs and expenses of defense.

3. The Indemnified Party or Indemnifying Party may at any time notify the other of its intention to settle or compromise any claim, suit or action against the Indemnified

Execution Copy

Party in respect of which payments may be sought by the Indemnified Party in this Agreement, and the Indemnifying Party may settle or compromise any such claim, suit or action solely for the payment of money damages, but will not agree to any other settlement or compromise without the prior consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed.

D. Notice and Additional Rights and Limitations.

1. If an Indemnified Party fails to give prompt notice of any claim being made or any suit or action being commenced in respect of which indemnification under this Section XVI may be sought, such failure will not limit the liability of the Indemnifying Party. The preceding sentence will not limit the Indemnifying Party’s rights to recover for any loss, cost or expense which it can establish resulted from any failure to give prompt notice.

2. This Section XVI will govern the obligations of the Parties with respect to the subject matter hereof but will not be deemed to limit the rights which any Party might otherwise have at law or in equity.

XVII. Disclaimer. Except as otherwise provided for in this Agreement, each Party disclaims all other express or implied representations, warranties and covenants. Further, SHMC and SHO each acknowledges that reliance on any representation, warranty or covenant not contained in this Agreement will be deemed unreasonable.

XVIII. Exclusion of Consequential Damages; Limitation of Liability. Notwithstanding anything to the contrary in this Agreement, in no event will either Party be liable to the other Party for any indirect, consequential, incidental, special, or punitive damages, losses, or expenses whether in contract, tort (including negligence and strict liability) or any other legal or equitable principles, or for any loss of profits or revenue, arising in connection with this Agreement or the performance, omission of performance, or termination of this Agreement without regard to the nature of the claim (e.g., breach of contract, negligence or otherwise), even if a Party has been advised of the possibility of such damages.

XIX. Force Majeure. If either SHMC or SHO (the “Excused Party”) is prevented from performing its obligations in this Agreement in accordance with their terms as the result of a condition or cause that did not arise or occur as the result of the Excused Party’s act or failure to act and is beyond the Excused Party’s ability to avoid and is not directly or indirectly caused by, contributed to, or exacerbated by any of the Excused Party’s acts or failures to act or any of the acts or failures to act of anyone acting on the Excused Party’s behalf, including work stoppages, strikes, lockouts or labor disputes, embargoes, casualties, acts of God, natural disasters, acts of terrorism, war or civil disturbances, and restraints of laws or governments (each a “Condition or Cause”) but excluding all losses of market, and all other commercial contingencies and economic events (such as financial crises, recessions, depressions, and other economic downturns), the failure to perform by the Excused Party will be excused only to that extent and only so long as the Condition or Cause is existing. The Excused Party will promptly, but in all events within seven days, notify the other of the commencement and termination of the Condition or Cause and include with the notice a statement estimating the effect of the Condition

Execution Copy

or Cause on the Excused Party’s ability to perform its obligations in this Agreement in accordance with their terms. If the Condition or Cause prevents the Excused Party from performing its obligations in this Agreement in accordance with their terms for more than thirty consecutive calendar days either SHMC or SHO may terminate this Agreement upon delivery of written notice to the other, but the Terminating Party may not seek to recover damages from the Excused Party resulting from the Condition or Cause. With respect to each Condition or Cause that results from a restraint of law or government, the Excused Party will make Good Faith efforts to cause the removal or repeal of the Condition or Cause.

XX. Notice.

Notices under this Agreement are sufficient if given by nationally recognized overnight courier service, certified mail (return receipt requested), facsimile with electronic confirmation, or personal delivery to the other party at the address below:

If to SHMC:	Sears Holdings Management Corporation

3333 Beverly Road
Hoffman Estates, IL 60179
Attn: SVP & President OnLine, Marketing, and Pricing

If to SHO:	Sears Hometown and Outlet Stores, Inc.
3333 Beverly Road
Hoffman Estates, IL 60179
Attn: Vice President, Supply Chain and Technology

XXI. Relationship of Parties. For all purposes, including federal and state tax purposes, nothing contained in this Agreement will be deemed or construed by the parties or any third party to create a partnership, joint venture or of any association between the Parties, and no act of either Party will be deemed to create any such relationship. SHMC and SHO each will take all additional actions as the other may request to evidence and affirm the non-existence of any such relationship, and that neither Party will become bound by any representation, act or omission of the other. Neither Party will file suit using the name of the other Party or any of its Affiliates.

XXII. Expenses. Except as expressly provided in this Agreement, each Party will be solely responsible for the costs and expenses incurred by the Party in connection with the exercise of its rights and performance of its obligations under this Agreement.

XXIII. No Third Party Beneficiaries. There are no third-party beneficiaries to this Agreement except that SHMC Indemnified Parties and SHO Indemnified Parties are intended third party beneficiaries of Section XV. Except as provided in the preceding sentence, the Parties do not intend the benefits of this Agreement to inure to any third party or any rights, claims or causes of action against a Party to be created in favor of any person or entity other than the other Party.

XXIV. Severability. If any provision of this Agreement is determined to be unenforceable, the Parties intend that this Agreement be enforced as if the unenforceable provisions were not present and that any partially valid and enforceable provisions be enforced to the extent that they are enforceable.

Execution Copy

XXV. No Waiver. A Party does not waive any right under this Agreement by failing to insist on compliance with any of the terms of this Agreement or by failing to exercise any right in this Agreement. Any waivers granted under this Agreement are effective only if recorded in a writing signed by the Party granting the waiver.

XXVI. Cumulative Rights. The rights and remedies of the Parties under this Agreement are cumulative, and either Party may enforce any of its rights or remedies under this Agreement or other rights and remedies available to it at law or in equity.

XXVII. Construction. Except as otherwise expressly provided in this Agreement, the following rules will apply hereto: (a) the singular includes the plural and the plural includes the singular; (b) “or” is not exclusive and “include” and “including” are not limiting; (c) a reference to any agreement or other contract includes any permitted modifications, supplements, amendments and replacements; (d) a reference in this Agreement to a Section or Appendix is to the Section of or Appendix to this Agreement unless otherwise expressly provided; (e) a reference to a Section in this Agreement will, unless the context clearly indicates to the contrary, refer to all sub-parts or sub-components of any said article or section; (f) words such as “hereto,” “hereof,” and “herein,” and other words of like import will, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular clause hereof; (g) a reference in this Agreement contemplating certain action by a Party “after consultation with” or “in consultation with” another Party does not mean that the consent or approval of such other Party is required or contemplated in connection with such action; (h) a reference to “mutually agree,” “mutually agreed” and “mutual agreement” with respect to a matter each individually means that a written agreement; and (I) “will” expresses an imperative, an obligation, and a requirement.

XXVIII. Further Assurances. Each of SHMC and SHO will produce or execute such other documents or agreements as may be necessary or desirable for the execution and implementation of this Agreement and the consummation of the transactions specified herein and to take all such further action as the other Party may reasonably request in order to give evidence to the consummation of the transactions specified herein.

XXIX. Survival. Each term of this Agreement that would, by its nature, survive the termination or expiration of this Agreement will so survive, including the obligation of either Party to pay all amounts accrued hereunder and including without limitation Article X (Ownership of Data), Article XI (Confidentiality), Article XIII (Books and Records), Article XVI Indemnification, Article XVIII (Exclusion of Consequential Damages; Limitation of Liability, and Section XXXVI (Governing Law, Jurisdiction ; Waiver of Jury Trial).

XXX. Entire Agreement; Modifications. This Agreement, including all Appendices attached which are incorporated by this reference, constitute the complete and final agreement of the parties pertaining to the Agreement. No modification of this Agreement is binding unless it is in writing and signed by SHMC and SHO.

Execution Copy

XXXI. Glossary. The following terms are defined in the text of the Agreement, as indicated:

Term	Section
Actual Redemption Rate	Appendix VI.C.
Affiliate	This Section
Auditing Party	XIII.
Authorized Provider	Appendix R.B.
Authorized Vendor	Appendix R.B.
Base Points	Appendix R.B.
Bonus Points	Appendix R.B.
Stockholding Change	This Section
Competitor	This Section
Complying Change	III.
Confidential Business Information	XI.A.
Confidential Personal Information	XI.C.
Dispute	XIV.B.2
Dispute Notice	XIV.B.1
Effective Date	II.
Implicit Interest	VII.A.2.
Indemnified Parties	XVI.
Initial Redemption Rate	Appendix VI.C
Measurement Period	Appendix VI.C
Member	Appendix R.B.
Member Number	Appendix R.B.
Monthly Member Analytics	VII.A.2.
SHO Opt-In	VII.A.2.
SYW Operating Committee	XIV.A
Personal Shopper Program	VII.A.3.
POS System	V.B.
Program	Recital A.
Program-Eligible Purchases	Appendix R.B.
Program Terms and Conditions	Recital B.
Purchase Points	Appendix VI.C.
Rate Card	VII.A.1.
Separation Agreement	II.
SHLD	II.

Execution Copy

SHMC Mark	VIII.A.
SHO Mark	VIII.B.
Term	II.
Terminating Party	XII.A.1.
Transaction Information	V.A.
True-Up Fee	Appendix VI.C.
Unresolved Dispute	XIV.B.1.

“Affiliate” means (A) with respect to SHO, each of its subsidiaries, (B) with respect to SHMC, Sears Holdings Corporation and each of its subsidiaries, and (C) with respect to a Competitor, each Person that directly or indirectly and by whatever means controls, is under common control with, or is controlled by, the Competitor.

“Stockholding Change” means a Competitor becomes, directly or indirectly, at any time after the date of this Agreement and by whatever means the beneficial owner of more than 50% of the total voting power of SHO’s outstanding securities entitled, to vote in, or carrying the right to direct voting with respect to, directly or indirectly and by whatever means the election of SHO’s board of directors.

“Competitor” means each Person and each of its Affiliates that operates a points-issuance/redemption business that competes in any material respect with the Program or with any other rewards or points-issuance/redemption business operated by SHMC or any of its Affiliates.

“Person” means an individual, a sole proprietorship, a partnership, a joint venture, a limited liability company, a corporation, and all other entities.

XXXII. Assignment. This Agreement may not be assigned by SHO without the prior written consent of SHMC except that SHO may assign this Agreement to an Affiliate. SHMC may assign this Agreement without restriction.

XXXIII. Counterparts. This Agreement may be executed in any number of counterparts, all of which together will constitute one and the same instrument, but in making proof of this Agreement, it will not be necessary to produce or account for more than one such counterpart. Any facsimile or PDF e-mailed version of an executed counterpart will be deemed an original.

XXXIV. Good Faith and Fair Dealing. Outlet Stores and Sears each will exercise Good Faith in the performance of its obligations in this Agreement. “Good Faith” means honesty in fact and the observance of reasonable commercial standards of fair dealing in accordance with Applicable Law.

XXXV. Condition Precedent to the Effectiveness of this Agreement. This Agreement will not become effective until it has been approved by the Audit Committee of the Board of Directors of SHLD.

Execution Copy

XXXVI. Governing Law; Jurisdiction; Waiver of Jury Trial.

A. Governing Law. This Agreement will be construed in accordance with, and governed by, the federal laws of the United States, including but not limited to the Lanham Act, and the internal laws of the State of Illinois other than its conflict of laws principles and the Illinois Franchise Disclosure Act. This Agreement will not be subject to any of the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

B. Jurisdiction. Each of the Parties submits, for itself and its property, to the exclusive jurisdiction of all Illinois state courts and federal courts of the United States of America sitting in Cook County, Illinois, and all appellate courts to each thereof, in all actions and proceedings arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of all judgments relating thereto, and each of the Parties (i) will commence all such actions and proceedings only in such courts, (ii) will cause all claims in respect of all such actions and proceedings to be heard and determined in such Illinois state court or, to the extent permitted by law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, all objections that it may now or hereafter have to the laying of venue of all such actions and proceedings in any such Illinois state or federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such actions and proceedings in all such Illinois state and federal courts. A final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably consents to service of process in the manner provided for notices in Section XX. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by law.

C. Waiver of Jury Trial. Each Party acknowledges that each controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, it irrevocably and unconditionally waives all rights it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party certifies and acknowledges that (i) it understands and has considered the implications of such waivers, (ii) it makes such waivers voluntarily, and (iii) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section XXXVI.

[Signatures on following page]

Execution Copy

Sears Holdings Management Corporation	Sears Hometown and Outlet Stores, Inc.

By:	By:
Imran Jooma	W. Bruce Johnson
SVP & President OnLine, Marketing, and Pricing	Chief Executive Officer and President

Execution Copy

Appendix R.B

Program Terms and Conditions

Terms and Conditions of the ShopYourWayRewardsSM Program

Effective Date April 12, 2012

These Terms and Conditions (as they may be amended from time to time, these “Terms”) apply to all members of the ShopYourWay Rewards Program (the “Program”) offered by Sears Holdings Management Corporation (together with its affiliated companies, “Company”). Upon your completion of the enrollment process you: (i) become a ShopYourWay Rewards Member (“you” or “Member”), (ii) are issued a Member Number (“Member Number”), and (iii) agree that you have read and agree to these Terms. These Terms are subject to periodic changes that Company may make in its sole discretion. Company is entitled to modify the participation requirements (the “Participation Requirements”) for Members at any time. Unless otherwise specified herein, all changes to these Terms and the Participation Requirements apply to all Members, including Members enrolled before the date the changes take effect.

YOU AGREE WITH COMPANY AS FOLLOWS:

1. Program-Eligible Purchases: “Program-Eligible Purchases” means Qualifying Purchases and Qualifying Prescriptions. “Qualifying Purchases” means qualifying purchases of products and services (i) at Company’s Stores, (ii) from food concessions at Company Stores , (iii) from Company-branded catalogs, (iv) at participating Company licensed businesses (products and services selected by these businesses from time to time), (v) from participating Company-branded and Company-sponsored websites, (vi) from participating third-parties that are designated by Company from time to time in its sole discretion (“Authorized Vendors”), and (vii) from participating third-party vendors that are designated by Authorized Providers in accordance with terms and conditions established by the Authorized Providers and approved by Company in its sole discretion. “Company Stores” means the following stores located in the United States: Sears; Sears Grand; Sears Essentials; Sears Hometown Stores; Sears Home Appliance Showrooms; Sears Hardware; Sears Outlet; Sears Auto Centers; Sears Home Services; Kmart; Lands’ End; The Great Indoors; and mygofer. All references to the United States herein include Puerto Rico. “Qualifying Prescriptions” means prescriptions filled at Kmart Pharmacies. “Authorized Providers” are third-party providers, such as networks, aggregators, sponsors, and consumer credit-card issuers, that Company from time to time in its sole discretion authorizes to participate in the Program.

Execution Copy

2. Excluded Purchases and Layaway. The following are excluded from Qualifying Purchases (collectively “Non-Qualifying Purchases”): (i) sales and use taxes; (ii) service fees; (iii) donations to charitable organizations; (iv) commercial account purchases; (v) purchases of lottery tickets, licenses, tobacco, alcohol, firearms, gift cards, postage, gasoline, and Western Union services; (vi) bill payments; (vii) credit card payments; (viii) purchases that include a redemption of Points for some part or all of the purchase price; (ix) purchases of products and services via ServiceLive.com, including any fees paid to ServiceLive.com; (x) layaway payments made prior to when you became a Member; (xi) shipping and delivery charges; (xii) purchases from third-party vendors (other than Authorized Vendors and other than participating third-party vendors that are designated by Authorized Providers) on Company-branded and Company-sponsored websites if to complete a purchase the customer is redirected to the third-party vendor’s or other website (other than a Company-branded or Company-sponsored website); (xiii) Sears and Kmart auctions on eBay; (xiv) the portion of any purchase price which is eliminated due to a coupon or other discount, (xv) purchases, transactions, and other items excluded by the terms and conditions established by Authorized Providers or by Authorized Vendors; (xvi) purchases outside the United States and (xvii) other items determined by Company from time to time in its sole discretion. Layaway payments made after you become a Member will become Qualifying Purchases when you make your final layaway payment. The following are not Qualifying Prescriptions (collectively “Non-Qualifying Prescriptions”): (A) prescriptions paid for in whole or in part by state or federal healthcare programs; (B) prescriptions filled by Kmart Pharmacies located in AL, AR, NJ, MA, or NY; and (C) prescriptions for controlled substances filed by Kmart Pharmacies located in LA.

3. Earning Points: When you present your Member Number at the point of sale in accordance with these Terms you earn base points on your Program-Eligible Purchase amount (“Base Points”) at the rate or rates established by Company from time to time in its sole discretion. As of January 29, 2012 Members earn Base Points at the rate of one Base Point for every $0.10 of Qualifying Purchase amount, which rate may change without notice. If as of January 29, 2012 your Qualifying Purchase amount is not a multiple of $0.10 you earn one additional Base Point if your Qualifying Purchase amount ends in $0.05 or more. For example, a Qualifying Purchase amount of $10.75 will earn 108 Base Points, while a Qualifying Purchase amount of $10.74 will earn 107 Base Points. As of January 29, 2012 you earn 500 Base Points for each Qualifying Prescription filled regardless of the dollar amount of the Qualifying Prescription, which rate may change without notice. Members residing in the United States may also earn additional Base Points on non-purchase activities pursuant to the terms and conditions governing those activities as adopted by Company from time to time (which terms and conditions are incorporated into, and become a part of, these Terms).

Bonus Members may earn bonus points, in addition to Base Points, on specified Qualifying Purchases pursuant to the terms and conditions of promotional offers (which terms and conditions are incorporated into, and become a part of, these Terms) published by Company from time to time (“Bonus Points”). “Bonus Members” are Members who maintain a valid email address in their Program profile and who remain opted-in the Program to receiving promotional emails from the Program. Members who opt-out of receiving promotional emails from the Program (“Base Members”) do not receive Bonus Points. Base Points and Bonus Points are together referred to in these Terms as “Points.”

Execution Copy

If a Bonus-Point offer gives Bonus Members the opportunity to earn, in Points, a specified multiple or percentage of a Qualifying Purchase or dollar value (for example, “2x Points,” “2% of value in Points,” or “$2 back in Points”) (a “Multiplier Offer”) the specified multiple, percentage, or dollar amount of Bonus Points earned will include the Base Points earned on the purchase. For example, a Bonus Member will earn 1,000 Base Points on a $100 Qualifying Purchase. If a “2x” Multiplier Offer is applicable to the Qualifying Purchase, the total Points the Bonus Member will earn on the Qualifying Purchase will be 2,000.

If Company, in its discretion, permits a Bonus Member to combine two or more Multiplier Offers on a Qualifying Purchase, the total number of Points the Bonus Member will earn on the Qualifying Purchase will be equal to the sum of (i) the total Base Points earned for the Qualifying Purchase (the “Total Base Points”) and (ii) the Bonus Points for each Multiplier Offer based on the specified multiple, percentage, or dollar amount for the Multiplier Offer less that portion of the Total Base Points that is attributable to the Multiplier Offer. For example, if a total Qualifying Purchase is $290 ($40 for shoes and $250 for tools) and if Company permits a Bonus Member to combine two Multiplier Offers (one that is 2% in Points for shoes and the other that is 10x in Points for tools) the total Points that the Bonus Member will earn on the Qualifying Purchase will be 25,800 calculated as follows: 2,900 Total Base Points (400 for shoes and 2,500 for tools) + 400 Bonus Points for shoes (800-400) + 22,500 Bonus Points for tools (25,000-2,500) = 25,800 total Points earned.

POINTS ARE NOT EARNED ON (A) NON-QUALIFYING PURCHASES, (B) NON-QUALIFYING PRESCRIPTIONS, OR (C) PROGRAM-ELIGIBLE PURCHASES MADE PRIOR TO YOUR ENROLLMENT DATE. BONUS POINTS ARE NOT EARNED ON PROGRAM-ELIGIBLE PURCHASES MADE PRIOR TO THE START DATE OF ANY BONUS POINT OFFER OR PROMOTION. Points are issued into your Points account within approximately 30 days from the date of the Qualifying Purchases, except that Points for Qualifying Prescriptions may be issued on a quarterly basis and Points for Qualifying Purchases from Authorized Vendors and from participating third-party vendors that are designated by Authorized Providers may be issued up to 90 days from the date of the Qualifying Purchases. You may review your Point balance in your Points account at shopyourway.com/rewards (the “Rewards Site”, or such other site as designated by Company from time to time). You do not acquire property rights in any Points in, or earned but not yet issued into, your Points account.

You may also earn Base Points and, if you are a Bonus Member, Bonus Points on purchases from, or using services provided by, eligible third parties (including without limitation Authorized Vendors and Authorized Providers) pursuant to the terms and conditions governing those purchases as adopted, or approved, by Company from time to time (which terms and conditions are incorporated into, and become a part of, these Terms).

Company from time to time in its sole discretion may establish multiple rates for earning Base Points and Bonus Points that differentiate among Members on the basis of, or that depend on, reflect, or are affected by, Member achievement of specified levels of Program-Eligible Purchases, Qualifying Purchases, Qualifying Prescriptions, or similar criteria.

Execution Copy

Company from time to time in its sole discretion may sell or otherwise transfer Points for cash or other consideration to Members, Authorized Vendors, and Authorized Providers.

4. Point Redemption and Expiration; Special Promotions. You may redeem Points in Your Points account as determined by Company from time to time in its sole discretion. As of January 29, 2012 Members may redeem Points on all Program-Eligible Purchases except for purchases from Sears Home Services, purchases of Prescriptions, purchases from Authorized Vendors, purchases from Authorized Providers, and purchases from participating third-party vendors that are designated by Authorized Providers. You may redeem your Points at the rate or rates determined by Company from time to time in its discretion (the “Redemption Value”), which rate or rates are incorporated into, and become a part of, these Terms. You may redeem your Points only to pay all or a part of the purchase price for Program-Eligible Purchases. POINTS HAVE NO CASH VALUE AND MAY NOT BE REDEEMED FOR CASH, CREDIT, OR OTHER VALUE. NO CREDIT, CASH, OR OTHER VALUE WILL BE GIVEN FOR UNUSED POINTS. ALL POINTS EXPIRE WITHOUT CREDIT, PAYMENT, OR OTHER VALUE TO YOU AT THE END OF THE CALENDAR QUARTER THAT INCLUDES THE 12 MONTH ANNIVERSARY OF THE DATE THOSE POINTS WERE EARNED. Calendar-quarter end dates are March 31, June 30, September 30, and December 31. For example, Points earned on November 1, 2011 expire on December 31, 2012.

From time to time Company may offer Members the chance to win various prizes, including Points. NO PURCHASE WILL BE NECESSARY TO PLAY OR WIN these prizes. Rules and restrictions apply to these promotions and will be published with the applicable promotion. Further, Company may in its sole discretion, from time to time, also award Point(s) to Members, or to any subset of Members. Notwithstanding anything to the contrary herein, Company may, in its sole discretion, attach additional or different terms to any Points awarded by Company, including, without limitation, establishing different (including shorter) expiration dates for any Points provided by Company.

Company from time to time in its sole discretion may establish multiple Redemption Values that differentiate among Members on the basis of, or that depend on, reflect, or are affected by, Member achievement of specified levels of Program-Eligible Purchases, Qualifying Purchases, or similar criteria.

5. Returns: Any Points you earn on a Program Eligible Purchase are deducted from your Points account if you return the merchandise, or cancel the service, comprising that Program Eligible Purchase, even if: (i) you have redeemed those Points prior to the return, and (ii) the deduction from your Points account results in a negative Points balance.

6. Negative Points Balance. If you have a negative Points balance, you will still earn Points on Program-Eligible Purchases, which will be applied to Your Points account until a positive Points balance is restored and thereafter. However, while your Points balance is negative, you will not be able to redeem Points until the positive Points balance is restored. If you return a Program Eligible Purchase while your Points balance is negative, Company reserves the right to deduct an amount equal to the Redemption Value of that negative Points balance from the purchase price to

Execution Copy

be paid to you with respect to that return. For example, if your Points balance is negative 1,000 Points and you return a $10.00 Program Eligible Purchase, then you will receive $9.00 in cash or store credit, and 1,000 Points (a Redemption Value of $1.00) will be applied to your Points account.

7. Participation: There is no Program membership fee. As of April 12, 2012, the Participation Requirements for each Member, are that such Member: (i) is 13 years of age or older (ii) is a resident of the United States (including Puerto Rico), or Mexico (iii) has provided to Company (as part of their Program profile) such Member’s correct: (a) First Name, (b) Last Name, and (c) Zip Code, and (iv) has provided a valid unique email address that such Member has the right to use. Company may request proof of identification and age to verify (A) your eligibility for Program membership, (B) membership participation, and (C) your compliance with these Terms.

If as a result in a change by Company in the Participation Requirements a Member no longer meets the requirements for participation, then, from the date of such change, such Member will no longer be entitled to earn Points (and all purchases from the date of such change by such Member will be Non-Qualifying Purchases), unless and until such Member meets the revised Participation Requirements. Notwithstanding the foregoing, Members who have not provided the information required in Section 7(iii) and Section 7(iv) above (but who were valid Members prior to imposition of such requirements), will be entitled to continue as full Members of the Program (with the same rights and responsibilities as other Members); provided that Company reserves the right to remove this exception at any time.

If you provide Company with your mobile telephone number (x) Company may send to your mobile telephone number SMS (text) and other messages, (y) with respect to those messages you may be charged data and message rates, and (z) if you reply “stop” to a Company message to your mobile number Company may send to you an additional message confirming your “stop” reply.

8. Loss of Membership Number, Restrictions, and Taxes: You are entitled to only one Member Number and one Points account. Company will issue you a new Member Number and transfer your Point balance, even if negative, to your new Member Number but only if you surrender your old Member Number. If you have more than one Points account we may, in our discretion, combine your Points accounts into one Points account. You will immediately notify Company in the event of a lost or stolen Member Number. Unless you have timely notified Company of a lost or stolen Member Number, Company is not responsible for (i) lost or stolen Member Numbers or (ii) any misuse resulting from lost or stolen Member Numbers. Your Member Number and, if you have a Membership card your Membership card, remain the property of Company and must be surrendered upon request. Member Numbers and Points are not transferable and may not be sold, resold, exchanged, or bartered. Company may terminate Points, or any portion of your Points balance, at any time, without prior notice. Program benefits can be terminated by Company at any time regardless of how much you participate in the

Execution Copy

Program. Company may adjust your Points account status or Points balance, at any time and without notice, due to any (A) computer error, (B) technical issues experienced by Company, (C) machine malfunction, (D) employee, customer, or other error, or (E) fraud or other misuse of Points or the Program. All transactions involving Points are subject to review and verification by Company. All Points are for one-time use, and all transactions involving Points are final unless otherwise determined by Company. Any violation of these Terms may result in the confiscation or cancellation of your Points and the suspension or termination of your Membership. Points you earn or are awarded may be subject to taxation, for which you are solely responsible.

9. Overall Program Terms: The Program is void where prohibited by law. Participation in the Program is subject to these Terms and all other terms and conditions, rules, policies, and procedures that Company may establish or change at any time and from time to time without notice. Company may change the Program at any time and without notice, including but not limited to (i) changing the Program’s earning rates, (ii) changing the Program’s structure, (iii) removing or changing Points including the rate at which Points are earned, (iv) changing the Redemption Value of Points, (v) raising or lowering Point levels, (vi) revising the procedures and rules for earning or redeeming Points, (vii) changing when Points expire, (viii) associating, combining, integrating, linking, or merging the Program with other programs, and (ix) associating, combining, integrating, linking, or merging other programs with the Program. Company may make these changes even if these changes affect your ability to use Points already accumulated. You are responsible for remaining knowledgeable about these Terms. The interpretation and application of these Terms is at the sole discretion and determination of Company, which in each case is final and conclusive. Company assumes no responsibility for errors caused by equipment or system malfunctions, acts of God, or incorrect Member information. If you wish to discontinue your participation in the Program you may cancel at any time by contacting: ShopYourWay Rewards Customer Relations at P.O. Box 365, Dodgeville, WI 53533 or by calling 800.991.8708 during business hours. Important Notice Concerning Credit Card / Financing Offers: THE INFORMATION YOU HAVE GIVEN COMPANY FOR THE PROGRAM MAY BE USED TO MAKE PREAPPROVED CREDIT OFFERS TO YOU. The laws of the State of Illinois apply to the Program and these Terms without regard to any conflict of law rules that may require the application of the laws of another jurisdiction.

If to access your Points account you use a user ID and password you are fully responsible for maintaining their confidentiality. You are fully responsible for all activities that occur with respect to your user ID and password whether or not you authorize the activities. You must immediately notify Company of any unauthorized use of your user ID or password of which you become aware. You acquire no property rights in your password, Member Number, or Points account. You may not give access to your Points account to any third-party on-line service, including but not limited to any points management service, points tracking service, points aggregation service, or other service.

10. Confidential Arbitration: ALL DISPUTES COMPANY OR YOU HAS RELATING IN ANY WAY TO THE PROGRAM (INCLUDING WITHOUT LIMITATION WITH RESPECT TO COMPANY’S DISCLOSURES, EMAIL AND MOBILE SMS (TEXT) MESSAGES

Execution Copy

COMPANY SENDS TO YOU, OR ANY CONTACT INFORMATION YOU SUPPLY TO COMPANY IN CONNECTION WITH THE PROGRAM), THESE TERMS, OR THE REWARDS SITE WILL BE SUBMITTED TO CONFIDENTIAL ARBITRATION IN THE FEDERAL JUDICIAL DISTRICT IN WHICH YOU RESIDE, EXCEPT TO THE EXTENT THAT YOU HAVE, IN ANY WAY, VIOLATED OR THREATENED TO VIOLATE ANY COMPANY INTELLECTUAL PROPERTY RIGHT. All arbitrations required by these Terms will be conducted under the rules then prevailing of the American Arbitration Association. The arbitrator’s award is binding and may be entered in any court of competent jurisdiction. To the fullest extent permitted by applicable law no arbitration brought under, or with respect to, the Program, these Terms, any Company disclosure, any email or SMS (text) message that Company sends to you, any contact information you supply to Company in connection with the Program, or the Rewards Site is to be joined to an arbitration involving any other party subject to these Terms whether through class arbitration proceedings or otherwise.

For arbitration claims you assert against Company in accordance with this section (but not for any arbitration claim against you) Company will pay all of your administrative, hearing, and arbitrator’s fees and costs for the arbitration (but not the fees, expenses, and costs of your lawyers, experts, or witnesses) in excess of any filing fee you would have been required to pay to file the claim as a lawsuit in a state or federal court (whichever is greater) in the judicial district in which you reside. Unless unlawful, Company will pay its, and you will pay your, lawyers’, experts’, and witness fees, expenses, and costs with respect to all claims.

To the extent permitted by law, you will not agree to act as a representative or a private attorney general, or in any other representative capacity, or participate as a member of a class of claimants in any lawsuit against Company in any court, or in arbitration, with respect to any claims arising under these Terms, the Program (including without limitation with respect to Company’s disclosures, email and mobile SMS (text) messages Company sends to you, or any contact information you supply to Company in connection with the Program), or your status as a Member. This waiver will survive the termination of the relationship between you and Company.

Company or you may seek injunctive relief in any state or federal court in Chicago, Illinois, USA, and Company and you consent to the exclusive jurisdiction and venue in the state and federal courts in Chicago, Illinois, USA for injunctive relief purposes.

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THESE TERMS, UNDER NO CIRCUMSTANCES IS COMPANY LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES.

The employees of Company and its affiliates and individuals eligible for an Associate discount are eligible to participate in the Program. See 88sears.com for Associate enrollment and participation guidelines.

Execution Copy

© 2012 Sears Brands LLC. All rights reserved.

These Terms and Conditions apply to the ShopYourWay Rewards Program offered by Company to ShopYourWay Rewards members. Please read these Terms and Conditions carefully as they govern all aspects of the Shop Your Ways Rewards Program. Visit the Rewards Site for the most current Terms and Conditions.

Execution Copy

Appendix II

Effective Date

The Effective Date referred to in Article II is September     , 2012.

Execution Copy

Appendix VI.C

Points Issuance Fee

[***]

[***]

[***]

[***]

[***]

Execution Copy

Appendix VI.E

Reimbursement for Points Redemption

SHMC will reimburse SHO at the rate of $0.001 for each Point accepted for redemption by SHO in accordance with Section VI.E of the Shop Your Way Rewards Retail Establishment Agreement to which this Appendix is attached.

Execution Copy

Appendix VII.A.1

Rate Card and Email Support Services

Definitions:

“CPM” means cost per thousand.

“Hero” means the primary featured product in a multiple product email. The Hero is featured at the top of the email, and determines the subject line of the email.

“Slice” means one of 4-6 sub-features or products in an email. The Slice is typically displayed “below the fold” e.g. not visible until/unless Member scrolls down in the email, or some equivalent action depending on the format of the email.

“Solo” means an email campaign that features a single business unit or store format.

“TI” means targeted interactions.

“Trigger” means any metric or event used to generate an automatic communication to a Member, for example, emails sent upon purchase of merchandise, or POS contact.

Rate Card

Cost
Email Campaign Development and Deployment Services

One (1) Dedicated Email Campaign Manager - required upon SHO request for an email campaign or campaigns.	$170,000/annually; billed at $14,167/month; may be hired on a month-to-month basis as mutually agreed by the Parties.

Email Campaigns to SHO Opt-Ins or Members designated as Implicit Interests (as defined in the Agreement) • Includes Transactional Communications, Existing Triggers, Shopper Recap, and eReceipts	$4.00 CPM

Email Campaigns to Members not designated as SHO opt-ins or as Implicit SHO Interests	$15 CPM for Solo campaigns

• Includes Solos, SHMC/SYWR promotional, and other campaigns to non-SHO exclusive customers	$10 CPM for SHO Hero

Execution Copy

$1 CPM for Slice

One (1) Email Campaign per Month to 500,000 Members at $4 CPM Cost

Customized SYW Promotion and Event Campaigns • Includes for example campaigns such as “Secret Sales,” “Liquidity Injection,” or “Extreme Redeem,” etc.	$15 CPM for Solo campaigns

Special Projects/New Development – defined in a separate SOW • Includes new Triggers, New/Revised transactional messaging and communications, or other net new campaigns	Rate Card + CPM (if applicable, otherwise as defined in SOW)

Email Creative/Coding Development Services

New Trigger/Transactional Template		$16,000
New Dynamic Promotional Template		$8,000
New Standard Email Postcard Template		$4,000
Banners/Trolley’s		$500
Critical Changes	(changes requested less than 5 days prior to launch date)
	Hero	$5,000
	Slice	$2,500

Analytics

Ad Hoc Analyses	$200/hour

Segmentation and other larger projects	Per agreed upon SOW

Personalization Services

TI @ POS (SHO)	$0.03 per print
TI propensity models (includes quarterly re-scoring)	$15,000/each

Execution Copy

TI Implementation into new email campaign	$5,000 per campaign
Other TI requests	Per agreed upon SOW

Hourly rates for OBU Engineering/User experience/Marketing Planning personnel
Group	Role	Rate
Product Mgmt	Product Manager	$100.00
Merchandising	Merchant	$80.00
Marketing	Marketing Coordinator	$80.00
Creative & UX	Creative Director	$150.00
	Art Director	$125.00
	Web Designer	$80.00
	Principal UX Architect	$125.00
	UX Architect	$95.00
	Copywriter	$80.00
	Taxonomist	$110.00
	Front End Developer	$90.00
	UX Project Manager	$90.00
Engineering	Technical Project Manager	$90.00
	Engineering Lead	$110.00
	Developer	$75.00
	QA Engineer	$75.00
	Support Engineer	$75.00

Email Support Schedule

Services	Notes

Note: Fees for email support services not included in the Services Agreement will be the equivalent fees defined in the Rate Card

• SHC/OBU will continue to provide support for non-SYW related promotional and trigger emails

Execution Copy

• Promotional emails	a.) SHC/OBU will continue to provide standard promotional emails to Sears Opt-Ins with additional SHO Opt-In or Implicit Interest in SHO including specific business line/category promotional offer

b.) SHO will continue to have the opportunity to purchase promotional banners/content in standard OBU promotional emails

• Trigger Emails

SHC/OBU will continue to provide support for the following trigger emails:

•      Shopping Cart Abandonment emails for SearsOutlet.com

•      Post Order emails for SearsOutlet.com

•      Shopper Recap emails

•      Digital receipt email

•      Post order emails for in-store purchases

• Special Projects/New Campaign Development	Defined in a separate written SOW

Execution Copy

Appendix XIII.A

SYW Operating Committee

In accordance with section XIII.A of the Shop Your Way Rewards Retail Establishment Agreement to which this Appendix is attached, SHO and SHMC hereby designate the following persons as members of the SYW Operating Committee:

For SHO

1. J.J. Ethridge

2. Beau Warren

3. Lauri Turjeman

For SHMC

1. Michael Anderson

2. Philip Emmanuele

3. Sandeep Swaminathan

Initial Chairperson: Michael Anderson